SHARE EXCHANGE AGREEMENT

                    This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of September 12, 2008, is by and among VOLCAN HOLDINGS, INC., a Delaware corporation (the “Parent”), VOLCAN AUSTRALIA CORPORATION PTY LTD, an Australian proprietary company (the “Company”), and L’HAYYIM PTY LTD AS TRUSTEE FOR THE L’HAYYIM TRUST, an Australian proprietary company and the sole stockholder of the Company (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

                    The Company has 100 shares (the “Company Shares”) outstanding, all of which are held by the Shareholder. The Shareholder has agreed to transfer the Company Shares in exchange for an aggregate of 90,000,000 newly issued shares of common stock, par value $0.001 per share, of the Parent (the “Parent Stock”) and a right to receive $1,500,000 in cash at the end of the first fiscal quarter in which the Parent will have cash on hand of at least $5,000,000. The aggregate number of shares of Parent Stock is referred to herein as the “Shares.”

                    The exchange of Company Shares for Parent Stock is intended to constitute a reorganization within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

                    The Board of Directors of each of the Parent and the Company has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

                    NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Exchange of Shares

          SECTION 1.01.           Exchange by the Shareholders.

                    (a)      At the Closing (as defined in Section 1.02), the Shareholder shall sell, transfer, convey, assign and deliver to the Parent all of the Company Shares free and clear of all Liens in exchange for an aggregate of 90,000,000 shares of Parent Stock and the right to receive $1,500,000 in cash at the end of the first fiscal quarter in which the Parent will have cash on hand of at least $5,000,000.

          SECTION 1.02.           Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Haynes and Boone, LLP in New York, New York, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

 Representations and Warranties of the Shareholder

          The Shareholder hereby represents and warrants to the Parent, as follows:

          SECTION 2.01.           Good Title. The Shareholder is the record and beneficial owner, and has good and marketable title to its Company Shares, with the right and authority to sell and deliver such Company Shares to Parent as provided herein. Upon registering of the Parent as the new owner of such Company Shares in the share register of the Company, the Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).

          SECTION 2.02.           Power and Authority. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

          SECTION 2.03.           No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

          SECTION 2.04.           No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company of the Parent will be responsible for.

          SECTION 2.05.           Purchase Entirely for Own Account. The Parent Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Stock, except in compliance with applicable securities laws.

          SECTION 2.06.           Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Parent.

          SECTION 2.07.           Non-Registration. The Shareholder understands that the Parent Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Parent Stock in accordance with the Parent charter documents or the laws of its jurisdiction of incorporation.

          SECTION 2.08.           Restricted Securities. The Shareholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Parent Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          SECTION 2.09.           Legends. It is understood that the Parent Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

          SECTION 2.10.           Accredited Investor. The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Parent Stock.

ARTICLE III

Representations and Warranties of the Company

          The Company has previously provided to the Parent a Disclosure Schedule and draft Current Report on Form 8-K for filing with the Securities and Exchange Commission, including financial statements and notes thereto (the “Company Disclosure Letter”). The Company represents and warrants to the Parent that, except as set forth in the Company Disclosure Letter, regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty:

          SECTION 3.01.           Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the constitution of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”).

          SECTION 3.02.           Capital Structure. The authorized share capital of the Company consists of 100 ordinary shares of which 100 ordinary shares are issued and outstanding. Except as set forth herein, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the Australia, the Company Constituent Instruments or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound, except as set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of the Company. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Notwithstanding the foregoing, any capital stock of the Company not exchanged under this Agreement will continue to remain outstanding and owned by any non-executing Shareholder who has not executed the counterpart signature page of this Agreement, until such Shareholder and Parent agree to the terms of such a transfer or exchange.

          SECTION 3.03.           Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.

          SECTION 3.04.           No Conflicts; Consents.

                    (a)      Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Constituent Instruments, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                    (b)      Except as set forth in the Company Disclosure Letter and except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          SECTION 3.05.           Taxes.

                    (a)      The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                    (b)      The Company Financial Statements (as defined in Section 3.12) reflect an adequate reserve for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

                    (c)      For purposes of this Agreement:

                    “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                    “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          SECTION 3.06.           Benefit Plans. Except as set forth in the Company Disclosure Letter, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”). Except as set forth in the Company Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

          SECTION 3.07.           Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          SECTION 3.08.           Compliance with Applicable Laws. Except as set forth in the Company Disclosure Letter, the Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

          SECTION 3.09.           Brokers; Schedule of Fees and Expenses. Except for those brokers as to which the Company and Parent shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

          SECTION 3.10.           Contracts. Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          SECTION 3.11.           Title to Properties. Except as set forth in the Company Disclosure Letter, the Company does not own any real property. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

          SECTION 3.12.           Financial Statements. The Company has delivered to the Parent its audited financial statements for the period ended June 30, 2008 (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the period indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2008, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.]

          SECTION 3.13.           Insurance. Except as set forth in the Company Disclosure Letter, the Company does not hold any insurance policy.

          SECTION 3.14.           Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          SECTION 3.15.           Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

          SECTION 3.16.           No Additional Agreements. The Company does not have any agreement or understanding with the Shareholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

          SECTION 3.17.           Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.18.           Disclosure. The Company confirms that neither it nor any person acting on its behalf has provided the Shareholder or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed no later than four (4) business days after the Closing. The Company understands and confirms that the Parent will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Parent regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.19.           Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in the Company Disclosure Letter, from June 30, 2008 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

                    (a)      any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

                    (b)      any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

                    (c)      any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

                    (d)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

                    (e)      any material change to a material Contract by which the Company or any of its assets is bound or subject;

                    (f)      any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;

                    (g)      any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                    (h)      any alteration of the Company’s method of accounting or the identity of its auditors;

                    (i)      any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Company Shares;

                    (j)      any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company Shares option plans; or

                    (k)      any arrangement or commitment by the Company to do any of the things described in this Section.

          SECTION 3.20.           Foreign Corrupt Practices. Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of the Parent

          The Parent represents and warrants as follows to the Shareholder and the Company, that, except as set forth in the reports, schedules, forms, statements and other documents filed by the Parent with the SEC and publicly available prior to the date of the Agreement (the “Filed Parent SEC Documents”), or in the letter, dated as of the date of this Agreement, from the Parent to the Company and the Shareholder (the “Parent Disclosure Letter”):

          SECTION 4.01.           Organization, Standing and Power. The Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the certificate of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

          SECTION 4.02.           Subsidiaries; Equity Interests. Except as set forth in the Parent Disclosure Letter, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          SECTION 4.03.           Capital Structure. The authorized capital stock of the Parent consists of 300,000,000 shares of Parent Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which (i) 34,691,358 shares of Parent Stock are issued and outstanding (before giving effect to the issuances to be made at Closing) (ii) no shares of preferred stock are outstanding, and (iii) no shares of Parent Stock or preferred stock are held by the Parent in its treasury. Except as set forth in the Parent Disclosure Letter, no other shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. The Parent is not a party to any agreement granting any securityholder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act. The stockholder list provided to the Company is a current shareholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent Stock as at the Closing.

          SECTION 4.04.           Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

          SECTION 4.05.           No Conflicts; Consents.

                    (a)      Except as set forth in the Parent Disclosure Letter, the execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                    (b)      No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

          SECTION 4.06.           SEC Documents; Undisclosed Liabilities.

                    (a)      The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC since April 4, 2006, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Parent SEC Documents”).

                    (b)      As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                    (c)      Except as set forth in the filed Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. The Parent Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof. As of the date hereof, all liabilities of the Parent have been paid off and shall in no event remain liabilities of the Parent, the Company or the Shareholder following the Closing.

          SECTION 4.07.           Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any SEC filing of report by the Company contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 4.08.      Absence of Certain Changes or Events. Except as disclosed in the filed Parent SEC Documents or in the Parent Disclosure Letter, from the date of the most recent audited financial statements included in the filed Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

                    (a)      any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

                    (b)      any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

                    (c)      any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

                    (d)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

                    (e)      any material change to a material Contract by which the Parent or any of its assets is bound or subject;

                    (f)      any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

                    (g)      any resignation or termination of employment of any officer of the Parent;

                    (h)      any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

                    (i)      any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                    (j)      any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

                    (k)      any alteration of the Parent’s method of accounting or the identity of its auditors;

                    (l)      any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

                    (m)      any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

          SECTION 4.09.      Taxes.

                    (a)      Except as set forth in the Parent Disclosure Letter, the Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                    (b)      The most recent financial statements contained in the filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                    (c)      There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

          SECTION 4.10.           Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

          SECTION 4.11.           ERISA Compliance; Excess Parachute Payments. The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

          SECTION 4.12.           Litigation. Except as disclosed in the Filed Parent SEC Documents or in the Parent Disclosure Letter, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          SECTION 4.13.           Compliance with Applicable Laws. Except as disclosed in the Filed Parent SEC Documents or in the Parent Disclosure Letter, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Filed Parent SEC Documents or in the Parent Disclosure Letter, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.

          SECTION 4.14.           Contracts. Except as disclosed in the Parent Filed SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

          SECTION 4.15.           Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens other than those set forth in the Parent Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Parent enjoys peaceful and undisturbed possession under all such material leases.

          SECTION 4.16.           Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. The Parent Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. Except as set forth in the Parent Disclosure Letter no claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

          SECTION 4.17.           Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

          SECTION 4.18.           Transactions With Affiliates and Employees. Except as set forth in the Filed Parent SEC Documents and Parent Disclosure Letter, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          SECTION 4.19.           Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities. The Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures. Since April 4, 2006, there have been no significant changes in the Parent’s internal controls or, to the Parent’s knowledge, in other factors that could significantly affect the Parent’s internal controls.

          SECTION 4.20.           Solvency. Based on the financial condition of the Parent as of the closing date (and assuming that the closing shall have occurred but without giving effect to any funding requirement of the Company or any of the Company’s subsidiaries), (i) the Parent’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Parent’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Parent’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          SECTION 4.21.           Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

          SECTION 4.22.           No Additional Agreements. The Parent does not have any agreement or understanding with the Shareholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

          SECTION 4.23.           Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.24.           Disclosure. The Parent confirms that neither it nor any person acting on its behalf has provided any Shareholder or its respective agents or counsel with any information that the Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed after the Closing. All disclosure provided to the Shareholder regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.25.           Certain Registration Matters. Except as specified in the Parent Disclosure Letter and Filed Parent SEC Documents, the Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

          SECTION 4.26.           Listing and Maintenance Requirements. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock are currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock are currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Shareholder the Shares contemplated by this Agreement.

          SECTION 4.27.           No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of its Parent Stock and which has not been publicly announced.

          SECTION 4.28.           Foreign Corrupt Practices. Neither the Parent, nor to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

          SECTION 5.01.      Deliveries of the Shareholder.

                         (a)      Concurrently herewith the Shareholder is delivering to the Parent this Agreement executed by the Shareholder.

                         (b)      At or prior to the Closing, the Shareholder shall deliver to the Parent:

(i)	certificates representing its Company Shares; and

(ii)

this Agreement which shall constitute a duly executed share transfer power for transfer by the Shareholder of its Company Shares to the Parent (which Agreement shall constitute a limited power of attorney in the Parent or any officer thereof to effectuate any Share transfers as may be required under applicable law, including, without limitation, recording such transfer in the share registry maintained by the Company for such purpose).

          SECTION 5.02.           Deliveries of the Parent.

                              (a)      Concurrently herewith, the Parent is delivering to the Shareholder and to the Company, a copy of this Agreement executed by the Parent.

                         (b)      At or prior to the Closing, the Parent shall deliver to the Company:

(i)

a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent and of the stockholders of the Parent approving this Agreement and the transactions contemplated hereunder, are all true, complete and correct and remain in full force and effect;

(ii)	a letter of resignation of Gregory Paul Byrne from all offices he holds with the Parent and as director of the Parent;

(iii)	evidence of the election of Pnina Feldman, Sholom Feldman, and Paul Stephenson as directors of the Parent effective upon the Closing;

(iv)	evidence of the election of Pnina Feldman, as the Chief Executive Officer, President and Chairman of the Board of the Parent effective upon the Closing;

(v)	evidence of the election of Sholom Feldman, as the Principal Accounting Officer, Treasurer and Secretary of the Parent effective upon the Closing;

(vi)

such pay-off letters and releases relating to liabilities as the Company shall require in order to result in the Company having no liabilities at Closing and such pay-off letters and releases shall be in form and substance satisfactory to the Company;

(vii)	if requested, the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent;

(viii)

evidence satisfactory to the Company that Madsen & Associates CPA’s, Inc., the Parent’s certified public accounting firm and auditor of the Parent’s financial statements, has filed an Annual Report on Form 10-K for the period ending August 31, 2008 of the Parent, and that such report has been prepared at no cost or expense to Parent, the Shareholder or the Company, and such firm shall deliver to the Parent upon such filing their resignation and all letters or representations required to be filed with the SEC (Exhibit 16.1 letter) upon such resignation for filing by the Parent with respect to the resignation of its auditors stating that there exists no dispute with the Parent and that all fees due and owing the firm have been paid, and agreement to provide their consent to any future filings of the Parent, at reasonable cost, upon request.

                              (c)      At or prior to the Closing, the Parent shall deliver to the Company and the Shareholder an opinion from Parent’s legal counsel in form and substance reasonably satisfactory to the Shareholder.

                              (d)      Promptly following the Closing, the Parent shall deliver:

(i)	to the Shareholder, certificates representing the new shares of Parent Stock issued to the Shareholder and the warrants set forth on Exhibit A; and

(ii)

to the Company, consent letter of the accounting firm of the Parent confirming such firm’s respective consent to the use by the Parent of reports prepared by such firm regarding the financial statements of the Parent in all future registration statements filed with the SEC.

          SECTION 5.03.      Deliveries of the Company.

                              (a)      Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.

                              (b)      At or prior to the Closing, the Company shall deliver to the Parent a certificate from the Company, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Company’s Constitution and resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereunder, are all true, complete and correct and remain in full force and effect.

ARTICLE VI

Conditions to Closing

          SECTION 6.01.           Shareholder and Company Conditions Precedent. The obligations of the Shareholder and the Company to enter into and complete the Closing is subject, at the option of the Shareholder and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

                              (a)      Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date. The Parent shall have delivered to the Shareholder and the Company, a certificate, dated the Closing Date, to the foregoing effect.

                              (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

                         (c)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since August 31, 2008 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

                         (d)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the shares or capital stock of the Company and the Parent, on a fully-diluted basis, shall be as described in the Company Disclosure Letter.

                         (e)      SEC Reports. The Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

                         (f)      OTCBB Quotation. The Parent shall have maintained its status as a Company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

                         (g)      Deliveries. The deliveries specified in Section 5.02 shall have been made by the Parent.

                         (h)      No Suspensions of Trading in Parent Stock; Listing. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.

                         (i)      Satisfactory Completion of Due Diligence. The Company and the Shareholder shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholder in their sole and absolute discretion.

                         (j)      Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the period ended June 30, 2008.

          SECTION 6.02.           Parent Conditions Precedent. The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

                              (a)      Representations and Covenants. The representations and warranties of the Shareholder and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and the Company on or prior to the Closing Date. The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

                              (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

                              (c)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 which has had or is reasonably likely to cause a Company Material Adverse Effect.

                              (d)      Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholder and the Company, respectively.

                              (e)      Audited Financial Statements and Form 10 Disclosure. The Company shall have provided the Parent and the Shareholder with reasonable assurances that the Parent will be able to comply with its obligation to file a current report on Form 8-K no later than four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

                              (f)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Parent in its sole and absolute discretion.

                              (g)      Satisfactory Completion of Due Diligence. The Parent shall have completed its legal, accounting and business due diligence of the Company and the Shareholder and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

                              (h)      Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the period ended June 30, 2008.

ARTICLE VII

Covenants

          SECTION 7.01.           Public Announcements. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

          SECTION 7.02.           Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

          SECTION 7.03.           Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

          SECTION 7.04.           Exclusivity. Each of the Parent and the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each of the Parent and the Company shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          SECTION 7.05.           Filing of 8-K and Press Release. The Parent shall file, no later than four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

          SECTION 7.06.           Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

          SECTION 7.07.           Preservation of Business. From the date of this Agreement until the Closing Date, the Company and the Parent shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

ARTICLE VIII

Miscellaneous

          SECTION 8.01.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Volcan Holdings, Inc.
9867 Okanagan Centre Road
Lake Country B.C. V4V 2J3
Telephone: 250-317-8438
Facsimile:

If to the Company, to:

Volcan Australia Corporation Pty Ltd.
Level 34, 50 Bridge Street
Sydney 2000 Australia
Attention: Sholom Feldman
Telephone: 61 (02) 8216 0777
Facsimile: 61 (02) 8216 0788

If to the Shareholder at the address set forth in Exhibit A hereto.

with a copy to:

Haynes and Boone, LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Rick A. Werner, Esq.
Facsimile (212) 884-8234

          SECTION 8.02.           Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to the Shareholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to any other Shareholder who then hold Shares.

          SECTION 8.03.           Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

          SECTION 8.04.           Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholder, Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          SECTION 8.05.           Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of the Shareholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

          SECTION 8.06.           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          SECTION 8.07.           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 8.08.           Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          SECTION 8.09.           Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

          SECTION 8.10.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York, New York, and the parties hereby waive any and all rights to trial by jury.

          SECTION 8.11.           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:
VOLCAN HOLDINGS, INC.

By: /s/ Gregory P. Byrne
Name: Gregory Paul Byrne
Title: President

The Company:
VOLCAN AUSTRALIA CORPORATION PTY
LTD

By: /s/ Sholom Feldman
Name: Sholom Feldman
Title: Secretary

The Shareholder:	L’HAYYIM PTY LTD AS TRUSTEE FOR
THE L’HAYYIM TRUST

By: /s/ Pnina Feldman
Name: Pnina Feldman
Title: Director

[Signature Page to Share Exchange Agreement]

EXHIBIT A

Shareholder of Volcan Australia Corporation Pty Ltd

Name and Address of Shareholder	Tax ID Number of Shareholder (if Applicable)	Number of Company Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Shareholder
L’Hayyim Pty Ltd ATF The L’Hayyim Trust Level 34, 50 Bridge Street, Sydney NSW 2000, Australia.		100	90,000,000

Totals:		100	90,000,000